Exhibit 10.60
FIRST AMENDED AND RESTATED
TERMINATION PROTECTION AGREEMENT
FOR CORPORATE EXECUTIVES

THIS FIRST AMENDED AND RESTATED AGREEMENT (the “Agreement”) effective as of the 31st day of December, 2008 (the “Effective Date”), by and between the "Company" (as hereinafter defined) and James F. Gooch (the "Executive").

WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the possibility of a "Change in Control" (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure his continued dedication and efforts in such event without undue concern for his personal financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company and the Employer, particularly in the event of a threat or the occurrence of a Change in Control, the Company has previously entered into an agreement with the Executive, dated as of November 13, 2006, to provide the Executive with certain benefits in the event his employment is terminated as a result of, or in connection with, a Change in Control and to provide the Executive with the "Gross-Up Payment" (as hereinafter defined) and certain other benefits whether or not the Executive's employment is terminated (the “Prior Agreement”);

WHEREAS, the Company and the Executive now find it desirable and necessary to enter into this Agreement, which amends and restates the provisions of the Prior Agreement in order to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (unless otherwise indicated, all “section” or “Code” references are to the Code and the Treasury Regulations related thereto, as may be amended from time to time, promulgated under the authority of the applicable Code section and, in each case, any successor provisions thereto).

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.           Term of Agreement.  This Agreement shall commence as of the Effective Date and shall continue in effect until May 18, 2009; provided, however, that commencing on May 18, 2009 and on each May 18 thereafter, the term of this Agreement shall be automatically extended for one (1) year unless either the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the term of this Agreement shall not be so extended; and provided, further, however, that notwithstanding any such notice by the Company not to extend, the term of this Agreement shall not expire prior to the expiration of twenty-four (24) months after the occurrence of a Change in Control.

2.           Definitions.

2.1.        Accrued Compensation.  For purposes of this Agreement, "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the "Termination Date" (as hereinafter defined) but not paid as of the Termination Date including (i) base salary, and (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (iii) vacation pay, if required by applicable law, and (iv) bonuses and incentive compensation (other than the "Pro Rata Bonus" (as hereinafter defined)).

2.2.           Base Amount.  For purposes of this Agreement, "Base Amount" shall mean the greater of the Executive's annual base salary (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the Change in Control, and shall include all amounts of his base salary that are deferred under the qualified and non-qualified employee benefit plans of the Company.

2.3.           Bonus Amount.  For purposes of this Agreement, "Bonus Amount" shall mean the highest annual bonus paid or payable to the Executive for any fiscal year in respect of the three (3) full fiscal years ended prior to the Change in Control.

2.4.           Cause.  For purposes of this Agreement, a termination of employment is for "Cause" if the Executive has been convicted of a felony or the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board that the Executive (a) intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness or  from the Executive's assignment of duties that would constitute "Good Reason" as hereinafter defined) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform, or (b) intentionally engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; provided, however, that no termination of the Executive's employment shall be for Cause as set forth in clause (b) above until (x) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in clause (b) and specifying the particulars thereof in detail, and (y) the Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Executive's counsel if the Executive so desires).  No act, nor failure to act, on the Executive's part, shall be considered "intentional" unless the Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Executive's action or failure to act was in the best interest of the Company.

2.5.           Change in Control.  For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

(a)           An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.

A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b)           The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)           The consummation of:

(i)          A merger, consolidation, reorganization or other business combination with or into the Company or in which securities of the Company are issued, unless

(A) the stockholders of the Company, immediately before such merger, consolidation, reorganization or other business combination, own directly or indirectly immediately following such merger, consolidation, reorganization or other business combination, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation, reorganization or other business combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, reorganization or other business combination,

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, reorganization or other business combination constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the combined voting power of the outstanding voting securities of the Surviving Corporation, or

(C) no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation, reorganization or other business combination was maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation, reorganization or other business combination had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifteen percent (15%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities, and

A transaction described in clauses (A) through (C) shall herein be referred to as a “Non-Control Transaction.”

(ii)           A complete liquidation or dissolution of the Company; or

(iii)           The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than (i) any such sale or disposition that results in at least fifty percent

(50%) of the Company’s assets being owned by one or more subsidiaries or (ii) a distribution to the Company’s stockholders of the stock of a subsidiary or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any
Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities (X) as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this subsection (X)) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, or (Y) and such Subject Person (1) within fourteen (14) Business Days (or such greater period of time as may be determined by action of the Board) after such Subject Person would otherwise have caused a Change in Control (but for the operation of this clause (Y)), such Subject Person notifies the Board that such Subject Person did so inadvertently, and (2) within seven (7) Business Days after such notification (or such greater period of time as may be determined by action of the Board), such Subject Person divests itself of a sufficient number of Voting Securities so that such Subject Person is no longer the Beneficial Owner of more than the permitted amount of the outstanding Voting Securities.”

(d)           Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated during the term of this Agreement but within one (1) year prior to a Change in Control and the Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a "Third Party") or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately  prior to the date of such termination of the Executive's employment (such a termination, an “Anticipatory Termination”).

2.6          Company. For purposes of this Agreement, the “Company” shall mean RadioShack Corporation and shall include its “Successors and Assigns” (as hereafter defined).”

2.7.                                Disability.  For purposes of this Agreement, "Disability" shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties with the Company for a period of one hundred eighty (180) consecutive days and the Executive has not returned to his full time employment prior to the Termination Date as stated in the "Notice of Termination" (as hereinafter defined).

2.8.           (a)           Good Reason.  For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in Subsections (i) through (ix) hereof:

(i)          a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change in his status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of the Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with such status, title, position or responsibilities as in effect at any time within ninety (90)

days preceding the date of the Change in Control or at any time thereafter; or any removal of the Executive from or failure to reappoint or reelect him to any of his offices or positions, except in connection with the termination of the Executive's employment for Cause, or as a result of his death, or by the Executive other than for Good Reason;

(ii)
a reduction in the rate of the Executive's base salary below the Base Amount or any failure to pay the Executive any compensation or benefits to which he is entitled within fifteen (15) days of the date notice of such failure to pay is given to the Company and, in the case of any annual bonus, within forty-five (45) days following the end of the fiscal year pursuant to which such bonus relates;

(iii)           a change in the accounting policies or practices as in effect during the ninety (90) days preceding the Change in Control or at any time thereafter which, in the Executive's reasonable judgment, results in a reduction in his earning potential;

(iv)           the Company's requiring the Executive to be based at any place outside a 20-mile radius from his place of employment on the day prior to the Change in Control, except for reasonably required travel on the Company's business which is not materially greater than such travel requirements prior to the Change in Control;

(v)           the failure by the Company to (A) continue in effect (without reduction in benefit levels, reward opportunities and/or bonus potential for comparable performance) any material compensation or benefit plan in which the Executive was participating at any time within ninety (90) days preceding the Change in Control or at any time thereafter including, but not limited to, the plans listed on Appendix A, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive, or (B) provide the Executive with compensation and benefits, in the aggregate at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within ninety (90) days preceding the Change in Control or at any time thereafter;

(vi)           the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy, of the Company, which petition is not dismissed within sixty (60) days;

(vii)           any material breach by the Company of any provision hereof;

(viii)           any purported termination of the Executive's employment for Cause by the Company which does not comply with the terms of Section 2.4 hereof; and

(ix)           the failure of the Company to obtain an agreement, satisfactory to the Executive, from any Successor or Assign of the Company, to assume and agree to perform this Agreement, as contemplated in Section 6 hereof.

(b)           Any event or condition described in this Section 2.8(a)(i) through (ix) which occurs during the term of this Agreement but within one (1) year prior to a Change in Control and which the Executive reasonably demonstrates (i) was at the request of a Third Party or (ii) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

2.9.           Notice of Termination.  For purposes of this Agreement, following a Change in

Control, "Notice of Termination" shall mean a written notice of termination from the Company of the Executive's employment which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

2.10.                        Pro Rata Bonus.  For purposes of this Agreement, "Pro Rata Bonus" shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365.

2.11.                        Successors and Assigns.  For purposes of this Agreement, "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

2.12.                        Termination Date.  For purposes of this Agreement, "Termination Date" shall mean in the case of the Executive's death, his date of death, in the case of Good Reason, the last day of his employment, and in all other cases, the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of  Termination is given to the Executive, provided that in the case of Disability the Executive shall not have returned to the full-time performance of his duties during such period of at least 30 days.  The Company shall take all steps necessary (including with respect to any post-termination services by the Executive) to ensure that any termination described in this Agreement constitutes a “separation from service,” within the meaning of Code section 409A (a “Separation from Service”), and notwithstanding anything contained herein to the contrary, the date on which such Separation from Service occurs shall be the “Termination Date”.

3.           Termination of Employment.

3.1.           If, during the term of this Agreement, the Executive's employment with the Company shall be terminated within twenty-four (24) months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

(a)           If the Executive's employment with the Company shall be terminated (1) by reason of the Executive's death, (2) by the Company for Cause or Disability, or (3) by the Executive other than for Good Reason and other than during the 60-day period commencing on the first anniversary of the date of the occurrence of a Change in Control (the "Window Period"), the Company shall pay to the Executive the Accrued Compensation and, if such termination is other than by the Company for Cause, a Pro Rata Bonus.

(b)           Except as provided in Section 3.1(e) hereof, if the Executive's employment with the Company shall be terminated for any reason other than as specified in Section 3.1(a) or during the Window Period, the Executive shall be entitled to the following:

(i)              the Company shall pay the Executive all Accrued Compensation and a Pro-Rata Bonus;

(ii)             the Company shall pay the Executive as termination pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount (the "Termination Amount") in cash equal to two times the sum of (A) the Base Amount and (B) the Bonus Amount;

(iii)  for twenty-four (24) months from the Termination Date (the "Continuation Period"), the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the fringe benefits, (excluding those benefit plans numbered 1 through 5 inclusive on Appendix A but including an automobile or automobile allowance and the related expenses of public liability insurance, collision coverage, repairs and maintenance) and the life insurance, disability, medical, dental and hospitalization benefits provided (x) to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Company during the Continuation  Period; provided, however, that with respect to any Executive who was entitled to the use of an automobile provided by the Company within the ninety (90) day period prior to a Change in Control or at any time thereafter, the Executive shall be paid a cash payment equal to the value of the Company provided automobile to the Executive for the Continuation Period.  The coverage and benefits (including deductibles and contributions by the Executive, if any) provided in this Section 3.1(b)(iii) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries, than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above.  The Company's obligation hereunder with respect to the foregoing benefits (except for the automobile or automobile allowance and the related expenses of public liability insurance, collision coverage, repairs and maintenance) shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  This Subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits.  To the extent any continuation of benefits contemplated by the foregoing is not exempt from Code section 409A, (A) the provision of such continuation of benefits during a given taxable year of the Executive shall not affect the amount of benefits that the Company is obligated to provide in another taxable year, (B) the Executive’s right to have the Company provide such benefits may not be liquidated or exchanged for any other benefit, (C) if applicable, any reimbursement shall be made no later than the Executive’s taxable year following the taxable year in which the expense was incurred, and the continuation of benefits shall otherwise comply with the requirements of Code section 409A;

(iv)             the Company shall pay in a single payment an amount equal to eighty percent (80%) of the maximum amount the Executive could have contributed under the RadioShack 401(k) Plan, RadioShack Investment  Plan and RadioShack Employee Supplemental Stock Plan as in effect on the date immediately prior to the Change in Control during the Continuation Period had the Executive continued in the employment with the Company during the Continuation Period at the greater of his annualized gross salary and wages as in effect immediately prior to the Change in Control or at any time thereafter; and

(v)  (A)                         the restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to the Executive including, but not limited to, awards granted under the Company's 1985 Stock Option Plan, 1993 Incentive Stock Plan, 1997 Incentive Stock Plan, 1999 Incentive Stock Plan, 2001 Incentive Stock Plan  or under any other incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, and all performance units granted to the Executive shall become 100% vested and (B) the Executive shall have the right to require the Company to  purchase, for cash, any shares of unrestricted stock or shares purchased upon exercise of any options, at a price equal to the fair market value of such shares on the date of purchase by the Company.

(c)           The amounts provided for in Sections 3.1(a) and 3.1(b)(i), (ii), (iii) (only as to the automobile allowance and the related expenses of public liability insurance, collision coverage, repairs and maintenance) and (iv) shall be paid in a single lump sum cash payment within five (5) days after the Executive's Termination Date (or earlier, if required by applicable law).

(d)           The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 3.1(b)(iii).

(e)              Anything in this Agreement to the contrary notwithstanding, in the event that as of the Termination Date the Executive is a “specified employee,” within the meaning of Code section 409A (as determined in accordance with the methodology established by the Company as in effect as of the Termination Date) (a “Specified Employee”), (X) the payment of amounts of the Accrued Compensation contemplated under Section 3.1(a) that constitute nonqualified deferred compensation subject to Code section 409A and the Pro-Rata Bonus, (Y) the payments contemplated under Sections 3.1(b)(i), (ii), (iii) (to the extent those payments are not exempt from Code section 409A) and (iv) and (Z) any shares deliverable under Section 3.1(b)(v), that are subject to any equity awards that are subject to Code section 409A (the payment and benefits described in (X), (Y) and (Z), the “409A Deferred Compensation Amounts”), in each of the foregoing cases that would otherwise be payable, provided or delivered, as applicable, during the six-month period shall instead be paid, provided or delivered, as applicable on the first business day of the seventh month following the Executive’s Termination Date, or, if earlier, the Executive’s death, to the extent such delayed payment is required in order to avoid a prohibited distribution under Code section 409A(a)(2)  (the “Delayed Payment Date).  On the Delayed Payment Date, all payments and benefits, and, if applicable, delivery of shares, deferred pursuant to this Section 3(e) shall be paid, provided, or delivered, as applicable, in a lump sum to the Executive, and any remaining payments, benefits or delivery of shares due under the Agreement shall be paid, provided or delivered in accordance with the normal payment and distribution dates specified in this Agreement.

(f)              Anything in this Agreement to the contrary notwithstanding, in the event of an Anticipatory Termination, any 409A Deferred Compensation Amounts shall be paid as follows: (i) if the Change in Control is a “change in control event,” within the meaning of Code section 409A, (A) except as provided in clause (i)(B), on the date of such Change in Control, or (B) if the Executive is a Specified Employee, and the Delayed Payment Date is later than the date of such Change in Control, on the Delayed Payment Date, and (ii) if the Change in Control is not a “change in control event,” within the meaning of Code section 409A, on the first anniversary of the date of such Anticipatory Termination to the extent payment on such date would not violate Code section 409A.  In the event of an Anticipatory Termination, any payments or benefits required to be paid or provided under this Agreement that are not deferred compensation subject to Code section 409A shall be paid or shall commence being provided on the date of the Change in Control.

3.2.           (a)          The termination pay and termination benefits provided for in this Section 3 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, policy or practice.

(b)           The Executive's entitlement to any other compensation or benefits (other than the

Pro Rata Bonus and other than the termination pay and termination benefits as provided under this Section 3) shall be determined in accordance with the Company's employee benefit plans (including, the plans listed on Appendix A) and other applicable programs, policies and practices then in effect.

4.          Notice of Termination.  Following a Change in Control, any purported termination of the Executive's employment by the Company and/or the Employer shall be communicated by Notice of Termination to the Executive.  For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

5.          Excise Tax Payments.

(a)           In the event that any payment or benefit (within the meaning of Code section 280G(b)(2)), to the Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company or of a  substantial portion of its assets (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)           An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company's expense by an accounting firm selected by the Company and reasonably acceptable to the Executive which is designated as one of the five largest accounting firms in the United States (the "Accounting Firm").  The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive within five days of the Termination Date if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments.  Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute").  The Gross-Up Payment, if any, as determined pursuant to this Paragraph 5(b) shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination.  The existence of the Dispute shall not in any way affect the Executive's right to receive the Gross-Up Payment in accordance with the Determination.  If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of Paragraph 5(c) below.

(c)           As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Excess Payment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment").  An Underpayment shall be deemed to have occurred (i) upon notice (formal or informal) to the Executive from any governmental taxing authority that the Executive's tax liability (whether in respect of the Executive's current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, (iii) by reason of determination by the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or (iv) upon the resolution of the Dispute to the Executive's satisfaction.  If an Underpayment occurs, the Executive shall promptly notify the Company and the Company shall promptly, but in any event, at least five days prior to the date on which the applicable government taxing authority has requested payment, pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown due on the Executive's return) imposed on the Underpayment.  An Excess Payment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which the Executive had previously received a Gross-Up Payment.  A "Final Determination" shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in the Executive's tax liability by reason of the Excise Payment and upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Executive's applicable tax return has expired.  If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to the Executive and the Executive shall pay to the Company on demand (but not less than 10 days after the determination of such Excess Payment and written notice has been delivered to the Executive) the amount of the Excess Payment plus interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Executive until the date of repayment to the Company.

(d)           Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

(e)            Any Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority.

6.             Successors; Binding Agreement.

(a)         This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns and the Company shall require any Successor or Assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(b)         Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

7.           Fees and Expenses.  The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (b) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement (including, but not limited to, any such fees and expenses incurred in connection with (i) the Dispute and (ii) the Gross-Up Payment whether as a result of any applicable government taxing authority proceeding, audit or otherwise) or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits, and (c) the Executive's hearing before the Board as contemplated in Section 2.4 of this Agreement; provided, however, that the circumstances set forth in clauses (a) and (b) (other than as a result of the Executive's termination of employment under circumstances described in Section 2.5(d)) occurred on or after a Change in Control; provided further, however, that in order to comply with Code section 409A, in no event shall the payments by the Company under this Section 7 be made later than the last day of the Executive’s tax year following the taxable year in which the fees and expenses were incurred.  The amount of expenses and fees eligible for reimbursement under this provision in any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and the Executive’ right to reimbursement shall not be subject to liquidation or exchange for any other benefit.  In all events, reimbursement shall be made in accordance with Code section 409A.

8.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by a nationally recognized overnight delivery service or by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company.  All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the sending thereof, except that notice of change of address shall be effective only upon receipt.

9.           Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement).  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

10.           Settlement of Claims.  The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

11.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

It is intended that this Agreement and the Company’s exercise of authority or discretion hereunder shall comply with the provisions of Code section 409A and the Treasury Regulations relating thereto so as not to subject Executive to the payment of interest and tax penalty which may be imposed under Code section 409A.  In furtherance of this interest, to the extent that any regulations or other guidance issued under Code section 409A after the effective date of this Agreement would result in
Executive being subject to payment of interest and tax penalty under Code section 409A, the Company may amend the Agreement, with the Executive’s consent, including with respect to the timing of payment of benefits, in order to avoid the application of or to comply with the requirements of Code section 409A; provided, however, that the Company makes no representation that compensation or benefits payable under this Agreement shall be exempt from or comply with Code section 409A and makes no representation to preclude Code section 409A from applying to the compensation or benefits payable under the Agreement.

12.           Governing Law.  THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL IN ALL  RESPECTS BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT IN ANY ACTION INVOLVING THE EXECUTIVE AND THE COMPANY WITH RESPECT TO ANY CLAIM OR ASSERTION THAT THE EXECUTIVE'S EMPLOYMENT WAS PROPERLY TERMINATED FOR CAUSE, THE COMPANY HAS THE BURDEN OF PROVING THAT THE EXECUTIVE'S EMPLOYMENT WAS PROPERLY TERMINATED FOR CAUSE.

13.           Forum.  Any suit brought by the Executive under this Agreement may be brought in the appropriate state or federal court for Tarrant County, Texas, or for the county wherein the Executive maintains his residence.  Any suit brought by the Company under this Agreement may only be brought in the county wherein the Executive maintains his residence unless the Executive consents to suit elsewhere.

14.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Prior Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement effective as of the day and year first above written.

RADIOSHACK CORPORATION

ATTEST:                                                                  By:  __________________________________
Julian C. Day

Title:     _________________________________
Chairman and Chief Executive Officer

_____________________________
Corporate Secretary

       __________________________________
       Executive

APPENDIX A
COMPENSATION AND BENEFIT PLANS

1.           RadioShack 401(k) Plan

2.	RadioShack Corporation 1997, 1999 and 2001 Incentive Stock Plans

3.	RadioShack Corporation 2007 Restricted Stock Plan

4.	RadioShack Corporation Officer’s Supplemental Executive Retirement Plan

5.	RadioShack Corporation Officers’ Severance Program